Exhibit 99.1

Insulet Reports Fourth Quarter Revenue of $130.5 Million, Up 26%, and Gross Margin Up 210 Basis Points, Exceeding Expectations

Full Year 2017 Revenue of $463.8 Million, Up 26%, and Gross Margin Up 230 Basis Points

Full Year 2018 Expected Revenue Growth of 21% to 25%

BILLERICA, Mass.--(BUSINESS WIRE)--February 21, 2018--Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the leader in tubeless insulin pump technology with its Omnipod® Insulin Management System (Omnipod System), today announced financial results for the three months and full year ended December 31, 2017.

Fourth Quarter Financial Highlights:

  Fourth quarter revenue of $130.5 million, up 26%, exceeds guidance of $123 to $126 million
    U.S. Omnipod revenue of $76.5 million, an increase of 21%
    International Omnipod revenue of $35.7 million, an increase of 72%
    Drug Delivery revenue of $18.3 million, a decrease of 7%
  Gross margin of 60.9%, up 210 basis points

Full Year Financial Highlights:

  Full Year 2017 revenue of $463.8 million, up 26%, exceeds guidance of $456 to $459 million
    U.S. Omnipod revenue of $271.6 million, an increase of 18%
    International Omnipod revenue of $120.0 million, an increase of 67%
    Drug Delivery revenue of $72.2 million, an increase of 11%
  Gross margin of 59.8%, up 230 basis points

Strategic Highlights:

  Received Medicare coverage eligibility under prescription drug benefit, providing access pathway to additional one-third of the U.S. market
  Submitted Omnipod DASH™, Insulet's next-generation mobile platform, for FDA clearance
  Established European headquarters and local leadership team to assume direct distribution and commercial support for Omnipod in Europe on July 1, 2018
  Broke ground on new state-of-the-art U.S. manufacturing facility
  Ranked #4 on Forbes 2017 list of World's Most Innovative Growth Companies

"Insulet had a very successful 2017 and our strong momentum this year gives us confidence for further improved performance in 2018," said Patrick Sullivan, Chairman and Chief Executive Officer. "Our focus on commercial execution and operational excellence drove revenue growth of 26% and more than a 200-basis point gross margin improvement in 2017. We also achieved several key strategic milestones, including gaining Medicare coverage for Omnipod and submitting a 510(k) to the FDA for our next-generation Omnipod DASH System in early 2018."

Mr. Sullivan continued, "I am incredibly proud of the performance of our team across our business. We are on a strong, sustainable growth trajectory and are well on our way to achieving our 2021 targets of $1 billion in revenue, approaching 70% gross margin, and above-market profitability. While we are pleased with our progress to date, we remain as driven and focused as ever on delivering differentiated technology to our customers."

Fourth Quarter 2017 Financial Results:

Fourth quarter 2017 revenue increased 26% to $130.5 million, compared to $103.6 million in the fourth quarter of 2016.

Operating loss for the fourth quarter of 2017 was $0.8 million, compared to an operating loss of $4.1 million in the fourth quarter of 2016.

Net loss for the fourth quarter of 2017 was $6.9 million, or $0.12 per share, compared with a net loss from continuing operations of $9.2 million, or $0.16 per share, in the fourth quarter of 2016.

Full Year 2017 Financial Results:

For the year ended December 31, 2017, revenue increased 26% to $463.8 million, compared to revenue of $367.0 million in 2016.

Operating loss for the year ended December 31, 2017 was $7.4 million, compared with an operating loss of $10.7 million in 2016.

Net loss for the year ended December 31, 2017 was $26.8 million, or $0.46 per share, compared with a net loss from continuing operations of $27.2 million, or $0.48 per share, in 2016.

Guidance1:

  For the year ending December 31, 2018, the Company expects revenue in the range of $560 to $580 million, compared to 2017 revenue of $463.8 million, representing growth of approximately 21% to 25%. This guidance includes approximately $5 million of incremental revenue from adopting ASC 606.
  For the quarter ending March 31, 2018, the Company expects revenue in the range of $119 to $123 million, compared to first quarter 2017 revenue of $101.7 million, representing growth of approximately 17% to 21%. This guidance includes approximately $2 million of incremental revenue from adopting ASC 606.

Future results may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains.

1 On January 1, 2018, the Company adopted Accounting Standards Codification (ASC) 606, which changes the way public companies recognize revenue, as well as certain related costs and expenses. The Company does not expect the adoption of this standard will have a material impact on its financial trends. The Company's 2018 guidance reflects the adoption of this standard on a prospective basis and it anticipates the most significant impact relates to the timing of revenue recognition within its drug delivery product line.

Conference Call:

Insulet will host a conference call at 4:30 p.m. (Eastern Time) on February 21, 2018 to discuss the financial results and outlook. The link to the live call will be available on the Investor Relations section of the Company's website at http://investors.insulet.com, "Events and Presentations", and will be archived for future reference. The call may also be accessed by dialing (844) 831-3022 for domestic callers or (315) 625-6887 for international callers, passcode 3671056.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to making the lives of people with diabetes and other conditions easier through the use of its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet also leverages the unique design of its Pod, by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across multiple therapeutic areas. Founded in 2000, more than 140,000 users across the globe rely on Insulet’s Omnipod Insulin Management System to bring simplicity and freedom to their lives. For more information, please visit: www.insulet.com, www.myomnipod.com and www.omnipodeurope.com*.

*Starting July 1, 2018, Insulet will assume direct distribution of its Omnipod Insulin Management System in Europe, including sales, marketing, training and customer support activities. This will allow Insulet to be closer to the diabetes community and identify opportunities to support European customer needs over the long-term, as it already does in the United States and Canada.

Forward-Looking Statement:

The 2017 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Form 10-K for the year ended December 31, 2017. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Insulet’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product platform, the Omnipod System; risks associated with the Company’s ability to design, develop, manufacture and commercialize future products; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes ; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet’s inability to effectively assume the distribution and commercial support for the Omnipod System and to operate the Company’s business in Europe following the expiration of its distribution agreement with its European distributor on June 30, 2018; Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the Omnipod System or future products and potential adverse changes in reimbursement rates or policies relating to the Omnipod System or future products; failure to retain key payor partners and their members; potential adverse effects resulting from competition; technological change and product innovation adversely affecting the Company's business; potential changes to or termination of Insulet's license to incorporate a blood glucose meter into the Omnipod System or its inability to enter into new license or other agreements with respect to the Omnipod System's current or future features; challenges to the future development of our non-insulin drug delivery business; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the Omnipod System or future products; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations; the potential violation of international, federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information or other protected personal information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the Omnipod System or future products, or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the Omnipod System; the concentration of substantially all of Insulet's manufacturing operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of the trading price of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the Convertible Senior Notes; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2017 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

INSULET CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
(Unaudited) (In thousands, except share and per share data)
Revenue	$130,524	$103,575	$463,768	$366,989
Cost of revenue	51,016	42,638	186,599	155,903
Gross profit	79,508	60,937	277,169	211,086
Operating expenses:
Research and development	18,782	16,034	74,452	55,710
Sales and marketing	35,329	25,364	121,617	94,483
General and administrative	26,165	23,674	88,487	71,597
Total operating expenses	80,276	65,072	284,556	221,790
Operating loss	(768)	(4,135)	(7,387)	(10,704)
Interest expense and other, net	(6,153)	(4,821)	(19,187)	(16,114)
Loss from continuing operations before income taxes	(6,921)	(8,956)	(26,574)	(26,818)
Income tax (benefit) expense	(61)	197	257	392
Net loss from continuing operations	$(6,860)	$(9,153)	$(26,831)	$(27,210)
Income (loss) from discontinued operations, net of tax	—	34	—	(1,669)
Net loss	$(6,860)	$(9,119)	$(26,831)	$(28,879)
Net loss per share basic and diluted:
Net loss from continuing operations per share	$(0.12)	$(0.16)	$(0.46)	$(0.48)
Net loss from discontinued operations per share	$—	$—	$—	$(0.03)
Weighted-average number of shares outstanding	58,236,415	57,435,894	58,003,434	57,251,377

INSULET CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except per share data)	December 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash, cash equivalents and short-term investments	$440,056	$298,570
Accounts receivable, net	53,373	28,803
Inventories	33,793	35,514
Prepaid expenses and other current assets	9,949	7,073
Total current assets	537,171	369,960
Long-term investments	125,549	—
Property and equipment, net	107,864	44,753
Intangible assets, net	4,351	2,041
Goodwill	39,840	39,677
Other assets	1,969	216
Total assets	$816,744	$456,647
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$24,413	$13,160
Accrued expenses and other current liabilities	59,256	41,228
Deferred revenue	2,356	1,309
Total current liabilities	86,025	55,697
Long-term debt, net	566,173	332,768
Other long-term liabilities	6,030	5,032
Total liabilities	658,228	393,497
Stockholders’ Equity
Preferred stock, $.001 par value	—	—
Common stock, $.001 par value	58	57
Additional paid-in capital	866,206	744,243
Accumulated other comprehensive loss	(493)	(726)
Accumulated deficit	(707,255)	(680,424)
Total stockholders’ equity	158,516	63,150
Total liabilities and stockholders’ equity	$816,744	$456,647

CONTACT:
Insulet Corporation
Investor Relations and Media Contact:
Deborah R. Gordon, 978-600-7717
Vice President, Investor Relations and Corporate Communications
dgordon@insulet.com